Exhibit 99.1

BGC Partners Reports Fourth Quarter and Full Year 2010 Financial Results

NEW YORK, NY – February 17, 2011 - BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global intermediary to the wholesale financial markets, today reported its financial results for the quarter and year ended December 31, 2010.

Select Fourth Quarter 2010 Results Compared to the Year-Earlier Period

•	Pre-tax distributable earnings[1] improved by 97.4 percent to $45.4 million or $0.19 per fully diluted share, compared with $23.0 million or $0.11 per fully diluted share.

•	Post-tax distributable earnings increased by 168.1 percent to $39.8 million or $0.17 per fully diluted share, compared with $14.8 million or $0.07.

•	Revenues as used to calculate distributable earnings grew by 7.6 percent to $322.5 million compared with $299.8 million.

•	Revenues under U.S. Generally Accepted Accounting Principles (“GAAP”) increased by 8.4 percent to $321.8 million, compared with $296.8 million.

•	GAAP income from operations before income taxes increased by 100.0 percent to $27.0 million, compared with $13.5 million.

•	GAAP net income for fully diluted shares grew more than eight-fold to $31.5 million or $0.12 per share, compared with $3.4 million or $0.02 per share.

•

On February 15, 2011, BGC Partners’ Board of Directors declared a quarterly cash dividend of $0.14 per share payable on March 11, 2011 to Class A and Class B common stockholders of record as of February 25, 2011. This represents an increase of 133.3 percent year-over-year.

•	The Company estimates that 18 percent of dividends paid per share of common stock for each of the quarters of 2010 will be a nontaxable return of capital to common stockholders.[2]

Comments on Financial Results and Outlook

“The Company’s pre-tax distributable earnings per share increased by 72.7 percent and post-tax distributable earnings per share increased by 142.9 percent when compared to the fourth quarter of 2009,” said Howard W. Lutnick, Chairman and Chief Executive Officer, BGC Partners. “This is BGC’s fifth consecutive quarter of significant and industry-leading earnings growth, which has been driven by the Company’s strong top-line growth, the tremendous operating leverage we gain from our growing fully electronic trading platform, and our partnership structure.”

Mr. Lutnick added: “I am pleased to report that our quarterly dividend to common stockholders will be up by 133 percent year over year to $0.14. Additionally, approximately 18 percent of the dividends paid per share in 2010 will be a nontaxable return of capital to common stockholders. As BGC continues to post solid gains, we expect to increase our common dividend over time in a tax-efficient manner and to continue to enhance shareholder value.”

Shaun D. Lynn, President of BGC Partners, Inc., said: “Revenues related to fully electronic trading grew by 16.1 percent compared to the year-ago quarter. Over the past two years, we have more than tripled the number of desks that offer e-broking to over 75 out of 200. This

[1]	See the sections of this release entitled “Distributable Earnings,” “Distributable Earnings Results Compared with GAAP Results”, and “Reconciliation of GAAP Income to Distributable Earnings” for a complete definition of these terms and how, when and why management uses them, as well as for the differences between results under GAAP and distributable earnings for the periods discussed in this release.
[2]	See the section of this release entitled “Nontaxable Return of Capital” for more details.

includes the recent successful launch of fully electronic trading and auctions for more than a dozen interest rate derivative desks on BGC Trader™. From August 2010 through the end of January 2011, BGC brokered over 1,900 transactions with a notional volume of more than $340 billion in fully electronic interest rate derivatives – with January’s average daily notional volumes more than 90 percent higher than in the fourth quarter. Given our continued investment of over $100 million a year in technology, and our extensive experience in converting products to electronic trading, we are confident these figures will grow substantially over time.”

Mr. Lynn concluded: “As a result of our continued success in profitably hiring and accretively acquiring, the Company’s front office grew by almost 10 percent year-over year to 1,705 brokers and salespeople. We expect positive momentum in revenues and earnings as we continue to expand our e-broking capabilities and BGC’s brokerage staff.”

Select Full Year 2010 Results Compared to 2009

•	Pre-tax distributable earnings improved by 59.7 percent to $184.0 million or $0.79 per fully diluted share, compared with $115.2 million or $0.55 per fully diluted share.

•	Post-tax distributable earnings increased by 89.7 percent to $156.2 million or $0.67 per fully diluted share, compared with $82.3 million or $0.39 per fully diluted share.

•	Revenues as used to calculate distributable earnings grew by 14.0 percent to $1,334.6 million compared with $1,171.0 million.

•	GAAP revenues increased by 14.5 percent to $1,331.1 million, compared with $1,162.3 million.

•	GAAP income from operations before income taxes decreased by 11.7 percent to $56.9 million, compared with $64.5 million.

•	GAAP net income for fully diluted shares grew by 6.0 percent to $53.8 million or $0.24 per share, compared with $50.7 million or $0.24 per share.

•	Dividends payable to common stockholders declared for the quarters ending in 2010 increased by 75 percent to $0.56 per share, compared with $0.32 per share for the quarters ending in 2009.

Fourth Quarter Revenues

For the fourth quarter of 2010, revenues for distributable earnings were $322.5 million, compared with $299.8 million a year earlier. BGC’s GAAP revenues were $321.8 million in the fourth quarter of 2010 compared with $296.8 million a year earlier.

BGC’s year-over-year revenue growth was driven primarily by increased brokerage revenues from the Company’s desks in Rates, Foreign Exchange, and Equities and Other Asset Classes, and the acquisition of certain assets from Mint Partners (“Mint”)3, as well as increased Market Data and Software Solution fees. These gains were partially offset by a drop in interest income and other revenues.

For the fourth quarter of 2010, brokerage revenues increased by 8.9 percent to $297.7 million, compared with $273.5 million in the prior-year quarter. Specifically, Rates revenues were $135.9 million, Credit revenues were $70.3 million, Foreign Exchange revenues were $48.0

[3]	Closed August 2010.

million, and Equities and Other Asset Classes revenues were $43.5 million. In comparison, for the fourth quarter of 2009, Rates revenues were $125.9 million, Credit revenues were $70.4 million, Foreign Exchange revenues were $38.5 million, and Equities and Other Asset Classes revenues were $38.7 million.

Rates revenues increased by 7.9 percent in the fourth quarter of 2010 compared to the year-earlier period, driven by continuing high levels of global fixed income issuance, secondary market trading activity, and BGC’s continued investment in this area. Foreign Exchange revenues increased by 24.7 percent versus the year-ago quarter due primarily to a continuing rebound in global volumes, particularly as credit issues have eased in 2010 for customers of the Company’s Emerging Markets desks. Quarterly revenues from Equities and Other Asset Classes increased by 12.6 percent year-over-year, driven primarily by Mint and growth from BGC Partners’ energy and commodities desks.

BGC’s fourth quarter 2010 Credit revenues were flat year-on-year, despite a continuing industry-wide decline in corporate bond and credit derivative trading. This was due largely to the Company’s strength in sovereign credit default swaps, which remains a very active area in the overall markets, as well as a more than 60 percent increase in BGC’s Credit e-broking revenues.

In the fourth quarter of 2010, Rates represented 42.1 percent of total distributable earnings revenues, Credit 21.8 percent, Foreign Exchange 14.9 percent, and Equities and Other Asset Classes 13.5 percent. In comparison, for the fourth quarter of 2009, Rates represented 42.0 percent of total distributable earnings revenues, Credit 23.5 percent, Equities and Other Asset Classes 12.9 percent, and Foreign Exchange 12.8 percent.

Revenues related to fully electronic trading increased by 16.1 percent to $32.2 million in the fourth quarter of 2010. This represented 10.0 percent of total distributable earnings revenues4, the highest proportion since the eSpeed merger. In comparison, revenues related to fully electronic trading were $27.7 million or 9.2 percent of total distributable earnings revenues in the prior-year period. This improvement was driven primarily by recent growth in the Company’s revenues from the fully electronic trading of U.S. Treasuries, as well as substantial growth from sovereign credit default swaps, interest rate derivatives, and corporate bonds.

Fourth Quarter Expenses

Total expenses on a distributable earnings basis were $277.1 million in the fourth quarter of 2010, relatively unchanged compared with $276.8 million a year earlier. Total GAAP expenses were $294.8 million in the fourth quarter of 2010, up 4.0 percent compared with $283.4 million in the prior-year period.

On a distributable earnings basis, the Company’s compensation and employee benefits were $173.5 million, down 5.9 percent versus $184.3 million in the year-earlier period. This represented 53.8 percent of distributable earnings revenues in the fourth quarter of 2010 as compared to 61.5 percent a year earlier. On a GAAP basis, compensation and employee benefits decreased by 4.1 percent to $179.6 million, compared with $187.2 million a year earlier. This represented 55.8 percent of GAAP revenues in the fourth quarter of 2010 and 63.1 percent a year earlier.

[4]	For the fourth quarter of 2010, this includes $27.7 million in the “total brokerage revenues” line item and $4.5 million in the “fees from related parties” line item. In the year-earlier period, these figures were $21.7 million and $6.0 million, respectively.

For the fourth quarter of 2010, non-compensation expenses were $103.6 million or 32.1 percent of revenues on a distributable earnings basis and $102.9 million or 32.0 percent of revenues under GAAP. In comparison, fourth quarter 2009 non-compensation expenses were $92.5 million or 30.8 percent of revenues on a distributable earnings basis and $92.4 million or 31.1 percent of revenues under GAAP.

Fourth Quarter Income

In the fourth quarter of 2010, BGC Partners’ pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes were $45.4 million or $0.19 per fully diluted share, compared with $23.0 million or $0.11 per fully diluted share in the fourth quarter of 2009. The Company’s pre-tax distributable earnings margin was 14.1 percent in the fourth quarter of 2010 versus 7.7 percent in the prior-year period.

BGC Partners recorded post-tax distributable earnings of $39.8 million or $0.17 per fully diluted share in the fourth quarter of 2010 compared with $14.8 million or $0.07 per fully diluted share in the fourth quarter of 2009. The Company’s post-tax distributable earnings margin was 12.3 percent in the fourth quarter of 2010 versus 5.0 percent in the prior-year period.

The Company recorded GAAP net income from operations before income taxes of $27.0 million, GAAP net income for fully diluted shares of $31.5 million, and GAAP net income per fully diluted share of $0.12 in the fourth quarter of 2010. This compares to GAAP income from operations before income taxes of $13.5 million, GAAP net income for fully diluted shares of $3.4 million, and GAAP net income per fully diluted share of $0.02 in the fourth quarter of 2009.

In the fourth quarter of 2010, the effective tax rate for distributable earnings was 10.9 percent, compared with 29.4 percent a year earlier.

The Company had a fully diluted weighted average share count of 256.0 million for fourth quarter of 2010 for both GAAP and distributable earnings. This compares with 217.7 million in the year-earlier period. As of December 31, 2010, the Company’s fully diluted share count was 256.5 million, assuming conversion of the Convertible Senior Notes.5

Full Year Revenues

For full year 2010, revenues for distributable earnings were $1,334.6 million, compared with $1,171.0 million in 2009. BGC Partners’ GAAP revenues were $1,331.1 million in 2010 compared with $1,162.3 million a year earlier.

[5]	On April 1, 2010 BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. Consistent with FASB guidance, BGC’s GAAP EPS calculations for the second and third quarters of 2010, and full year 2010 excluded the additional potential shares related to the Notes but included the associated interest expense, because the impact would have been anti-dilutive. Conversely, BGC’s calculations for GAAP EPS for the fourth quarter of 2010 and for distributable earnings per share for the second, third, and fourth quarters of 2010 included the higher share counts but excluded the associated interest expense. This resulted in an additional 21.5 million weighted average shares in the second quarter of 2010, an additional 21.6 million in the third quarter of 2010, and an additional 21.7 million in the fourth quarter of 2010.

BGC’s year-over-year revenue growth was driven primarily by increased brokerage revenues from the Company’s desks in Rates, Foreign Exchange, and Equities and Other Asset Classes. These were partially offset by lower brokerage revenues from Credit.

In 2010, brokerage revenues increased by 14.4 percent to $1,228.7 million, compared with $1,073.6 million in 2009. Specifically, Rates revenues were $556.2 million, Credit revenues were $311.0 million, Foreign Exchange revenues were $183.8 million, and Equities and Other Asset Classes revenues were $177.6 million. In 2009, Rates revenues were $483.2 million, Credit revenues were $331.4 million, Foreign Exchange revenues were $136.5 million, and Equities and Other Asset Classes revenues were $122.5 million.

Rates revenues increased by 15.1 percent in 2010 compared to 2009, driven by continuing high levels of global fixed income issuance, secondary market trading activity, and BGC’s continued investment in this area. Foreign Exchange revenues increased by 34.7 percent versus 2009 due primarily to a continuing rebound in global volumes, particularly as credit issues have eased for customers of the Company’s Emerging Markets desks. In addition, BGC more than doubled revenues from foreign exchange e-broking compared with 2009. 2010 revenues from Equities and Other Asset Classes increased by 45.0 percent year-over-year, driven primarily by strong growth globally from the Company’s increased investment in equity-related products, the addition of assets from Mint, as well as by growth from BGC Partners’ energy and commodities desks.

Credit revenues decreased by 6.1 percent year-on-year, reflecting an industry-wide decline in corporate bond and credit derivative trading compared to the year earlier. This was partially offset by BGC’s significantly increased revenues from sovereign credit default swap trading and a more than doubling of overall revenues from Credit e-broking.

In 2010, Rates represented 41.7 percent of total distributable earnings revenues, Credit 23.3 percent, Foreign Exchange 13.8 percent, and Equities and Other Asset Classes 13.3 percent. One year earlier, Rates represented 41.3 percent of total distributable earnings revenues, Credit 28.3 percent, Equities and Other Asset Classes 10.5 percent, and Foreign Exchange 11.7 percent.

Revenues related to fully electronic trading increased by 30.7 percent to $125.3 million in 2010, or 9.4 percent of total distributable earnings revenues. This compares with $95.9 million or 8.2 percent of total distributable earnings revenues in 20096. This improvement was driven primarily by growth in the Company’s revenues from the fully electronic trading of U.S. Treasuries, sovereign credit default swaps, foreign exchange derivatives, corporate bonds, spot foreign exchange, and Canadian sovereigns.

Full Year Expenses

Total expenses on a distributable earnings basis were $1,150.6 million in 2010 compared with $1,055.8 million a year earlier. Total GAAP expenses were $1,274.2 million in 2010 compared with $1,097.8 million in 2009.

[6]	In 2010, this includes $105.9 million in the “total brokerage revenues” line item and $19.5 million in the “fees from related parties” line item. In 2009, these figures were $75.4 million and $20.6 million, respectively.

On a distributable earnings basis, the Company’s compensation and employee benefits were $749.8 million or 56.2 percent of revenues in 2010 versus $713.3 million and 60.9 percent a year earlier. On a GAAP basis, compensation and employee benefits were $838.7 million or 63.0 percent of revenues, compared with $725.1 million or 62.4 percent in 2009.

In 2010, non-compensation expenses were $400.8 million or 30.0 percent of revenues on a distributable earnings basis and $412.2 million or 31.0 percent of revenues under GAAP. In comparison, full year 2009 non-compensation expenses were $342.5 million or 29.2 percent of revenues on a distributable earnings basis and $356.0 million or 30.6 percent of revenues under GAAP.

Full Year Income

In 2010, BGC Partners’ pre-tax distributable earnings before noncontrolling interest in subsidiaries and taxes were $184.0 million or $0.79 per fully diluted share, compared with $115.2 million or $0.55 per fully diluted share in 2009. The Company’s pre-tax distributable earnings margin was 13.8 percent in 2010 versus 9.8 percent in 2009.

BGC Partners recorded post-tax distributable earnings of $156.2 million or $0.67 per fully diluted share in 2010 compared with $82.3 million or $0.39 per fully diluted share in 2009. The Company’s post-tax distributable earnings margin was 11.7 percent in 2010 versus 7.0 percent in 2009.

For full year 2010, the Company recorded GAAP net income from operations before income taxes of $56.9 million, GAAP net income for fully diluted shares of $53.8 million, and GAAP net income per fully diluted share of $0.24. This compares to GAAP income from operations before income taxes of $64.5 million, GAAP net income for fully diluted shares of $50.7 million, and GAAP net income per fully diluted share of $0.24 in 2009.

In 2010, the effective tax rate for distributable earnings was 14.0 percent compared with 27.3 percent a year earlier.

The Company had a fully diluted weighted average share count of 244.8 million for full year 2010 on a distributable earnings basis and 228.6 million for GAAP7. This compares with 211.0 million a year earlier for both GAAP and distributable earnings.

Front Office Statistics

BGC Partners had 1,705 brokers and salespeople as of December 31, 2010, up 9.8 percent when compared to 1,553 as of December 31, 2009. Average revenue generated per front office employee8 for the fourth quarter of 2010 was approximately $180,000 compared with approximately $188,000 in the prior-year period. For the full year 2010, revenue generated by the average front office employee was approximately $785,000 compared with approximately $799,000 in 2009.

[7]	See footnote 5.
[8]	This includes revenues from “total brokerage revenues” and “market data and software solutions”, as well as the previously discussed portion of “fees from related parties” related to fully electronic trading.

Historically, BGC Partners’ average revenue per front office employee has declined for the periods following significant headcount increases, as new brokers and salespeople generally achieve significantly higher productivity levels in their second year with the Company.

Balance Sheet

As of December 31, 2010, the Company’s cash position, which it defines as cash and cash equivalents and cash segregated under regulatory requirements, was $366.5 million; notes payable and collateralized borrowings were $189.3 million; book value per common share was $2.47; and total capital, which BGC Partners defines as “redeemable partnership interest”, Cantor’s “non-controlling interest in subsidiaries”, and “total stockholders' equity”, was $425.0 million. In comparison, as of December 31, 2009, the Company’s cash position was $471.5 million; notes payable and collateralized borrowings were $167.6 million; book value per common share was $2.44; and total capital was $437.9 million.

The decline in cash from year-end 2009 was due primarily to the settlement of payables, the timing of cash used in the securities clearance process, and the repurchases and redemptions of shares or partnership units, net of proceeds from the issuance of Class A common stock as part of BGC’s controlled equity offering. Between January 1, 2010 and December 31, 2010 BGC Partners repurchased or redeemed approximately 13.3 million shares and units for approximately $79.4 million.

First Quarter 2011 Outlook Compared with Results for the First Quarter of 2010

•	The Company expects to generate distributable earnings revenues of between $355 million and $370 million, up approximately 2 to 6 percent, as compared with $348.9 million.

•	BGC Partners expects pre-tax distributable earnings to be between approximately $57 million and $63 million, an increase of approximately 27 percent to 40 percent versus $44.8 million.

•	The Company expects post-tax distributable earnings to be between approximately $48 million and $54 million, an increase of approximately 26 percent to 40 percent compared with $38.1 million.[9]

•

BGC Partners anticipates its effective tax rate for distributable earnings to be approximately 15 percent for the first quarter and full year 2011 versus 14.9 and 14.0 percent, respectively, in the year earlier periods.

Dividends

BGC Partners intends to pay not less than 75 percent of its post-tax distributable earnings per fully diluted share as cash dividends to all common stockholders. The Company also intends to use the balance of its quarterly post-tax distributable earnings, after distributions to all partnership units and dividend payments to common stockholders, to buy back shares or partnership units.

On February 15, 2011, the Company’s Board of Directors declared a quarterly cash dividend of $0.14 per share payable on March 11, 2011 to Class A and Class B common stockholders of

[9]

On April 1, 2010 BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015. Consistent with FASB guidance, BGC Partners’ first quarter 2011 outlook for post-tax distributable earnings per share assumes that the fully diluted share count will include the shares related to the Notes but exclude the associated interest expense, net of tax, because the impact would be anti-dilutive. Therefore, one would add $2.8 million to BGC’s post-tax distributable earnings and include the shares associated with the Notes to calculate post-tax distributable earnings per share.

record as of February 25, 2011. The Company estimates that 18 percent of dividends paid per share of common stock for each of the quarters of 2010 will be a nontaxable return of capital to common stockholders.10 Based upon an annualized dividend of $0.56 per share and yesterday’s closing stock price of $8.77, BGC’s pre-tax dividend yield is 6.4 percent. For a New York City resident in the 35 percent Federal tax bracket and the 12.85 percent state and local tax bracket, the taxable equivalent yield would be 9.1 percent when compared to a dividend or interest payment that is fully taxable at ordinary rates and 6.7 percent when compared to a fully taxable qualified dividend.

Unit Redemptions, Exchangeability, and Share Repurchases

Over the course of 2010, the Company utilized its partnership enhancement program to improve its employment arrangements by leveraging its distinctive structure. Under this program, participating partners generally agree to extend the lengths of their employment agreements, to accept a larger portion of their compensation in restricted equity and/or partnership units, and to other contractual modifications sought by the Company.

Also as part of this program, BGC Partners redeemed limited partnership units for cash and/or other units, allowed limited partners to exchange units for cash as part of the Company’s controlled equity offering, and granted exchangeability to certain units. The Company has also sold, or plans to sell, shares of Class A Common Stock under its controlled equity offering in order to offset these redemptions. Over time, the Company’s fully diluted share count is expected to be substantially unchanged as a result of these transactions, although the Class A public float is expected to increase.

During the fourth quarter of 2010, BGC Partners agreed to grant exchangeability to, and/or redeem, 0.6 million PSUs and PSIs and 0.7 million Founding Partner Units. Under GAAP, the Company was required to take a non-cash charge of $4.8 million relating these grants of exchangeability and/or redemption of limited partnership units.

[10]	See the section of this release entitled “Nontaxable Return of Capital” for more details.

BGC Partners’ share repurchases and unit redemptions from October 1, 2010 through January 31, 2011 are detailed in the following table:

Period	Number of shares purchased	Effective Average Price per Share

October	4,456	$5.57
November	—	—
December	—	—
January	3,227	$8.26
Total Repurchases	7,683	$6.70

Period	Number of units redeemed	Average price per unit

October	—	—
November	8,415	$5.30
December	1,048,340	$7.58
January	—	—
Total Redemptions	1,056,755	$7.56

Total Repurchases and Redemptions	1,064,438	$7.55

To offset these redemptions, the Company sold approximately 0.7 million shares through its controlled equity offering from October 1, 2010 through January 31, 2011 for approximately $6.0 million or $8.22 per share.

As of December 31, 2010, the Company had approximately $97.5 million remaining from its $100 million repurchase authorization.

Distributable Earnings

BGC Partners uses non-GAAP financial measures including “Revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflects the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic items, such as:

•

Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other units, including REUs, RPUs, PSUs and PSIs.

•	Non-cash asset impairment charges, if any.

•	Acquisition-related costs not capitalized under GAAP.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain one-time or non-recurring items, if any.

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

•

In the event that there is a GAAP loss but positive distributable earnings, the distributable earnings per share calculation will include all fully diluted shares that would be excluded under GAAP to avoid anti-dilution, but will exclude quarterly interest expense, net of tax, associated with the convertible notes.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro rata distribution of net income to BGC Holdings founding/working partner and other units, including REUs, RPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, dividend equivalents on RSUs are required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or income (loss) for fully diluted shares. The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP revenues, “income (loss) from operations before income taxes”, “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share”, because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the table in this release entitled “Reconciliation of GAAP Income to Non-GAAP Distributable Earnings”, which provides a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this release.

Distributable Earnings Results Compared with GAAP Results

Fourth quarter 2010 GAAP revenues were reduced by $0.7 million due to BGC’s losses related to its equity investments, compared to a reduction of $2.9 million a year earlier. These non-cash items were not included in revenues for distributable earnings.

The difference between fourth quarter 2010 compensation and employee benefits as calculated for GAAP and distributable earnings was due to $4.8 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to unit holders and/or redemption of limited partnership units, a charge of $0.9 million related to non-cash and non-dilutive pre-merger grants of equity or units, and $0.4 million in expenses related to dividend equivalents to holders of restricted stock units. The difference between fourth quarter 2009 compensation and employee benefits as calculated for GAAP and distributable earnings was due to $2.7 million related to non-cash and non-dilutive pre-merger grants of equity or units, and $0.2 million in expenses related to dividend equivalents to holders of restricted stock units.

The difference between non-compensation expenses in the fourth quarter of 2010 as calculated for GAAP and distributable earnings is a $0.7 million non-cash, non-dilutive, and non-economic credit related to the Company having assumed the liability of a September 11, 2001 workers’ compensation policy. In the fourth quarter of 2009, this same item increased non-compensation expenses for distributable earnings by $0.1 million relative to GAAP.

Full year 2010 GAAP revenues were reduced by $3.5 million due to the Company’s losses related to its equity investments, compared to a reduction of $8.7 million a year earlier. These non-cash items were not included in revenues for distributable earnings.

The difference between full year 2010 compensation and employee benefits as calculated for GAAP and distributable earnings was due to $45.7 million in non-cash, non-economic, and non-dilutive charges relating to grants of exchangeability to unit holders and/or redemption of limited partnership units, a one-time and non-recurring $41.3 million compensation charge for the modification of pre-merger employee contractual arrangements, $1.3 million in expenses related to dividend equivalents to holders of restricted stock units, and a charge of $0.5 million related to non-cash and non-dilutive pre-merger grants of equity or units. The difference between full year 2009 compensation and employee benefits as calculated for GAAP and distributable earnings was due to $11.1 million related to non-cash and non-dilutive pre-merger grants of equity or units, and $0.7 million in expenses related to dividend equivalents to holders of restricted stock units.

The difference between non-compensation expenses in 2010 as calculated for GAAP and distributable earnings includes an approximately $9.0 million non-cash and non-dilutive donation of equity held personally by partners with respect to BGC’s annual charity day, which was offset by a contribution to additional paid-in capital for GAAP purposes and was recorded in “other expenses,” $1.6 million in acquisition costs not capitalized for GAAP, and an $0.8 million non-cash, non-dilutive, and non-economic charge related to the previously mentioned workers’ compensation policy. The difference between non-compensation expenses in 2009 as calculated for GAAP and distributable earnings includes an approximately $10.1 million non-cash and non-dilutive charity day, donation, also offset by a contribution to additional paid-in capital for GAAP purposes, and a $3.4 million non-cash, non-dilutive, and non-economic charge related to the workers’ compensation policy.

Nontaxable Return of Capital

BGC Partners’ common dividend is based on post-tax distributable earnings, which, due mainly to non-cash, non-dilutive, and non-economic GAAP charges, are expected to be higher than its earnings and profits under GAAP and U.S. Federal tax principles for the year ended December 31, 2010. In addition, BGC Partners’ net income for both GAAP and distributable earnings includes income earned by foreign affiliates of the Company, corporate subsidiaries, and other entities not taxable under U.S. Federal tax principles. The Company believes that approximately 18 percent of its common dividend paid in 2010 will be treated as a nontaxable return of capital for common stockholders.

Under U.S. Federal income tax principles, a nontaxable return of capital, sometimes referred to as a “nondividend distribution”, is a cash distribution that is not paid out of the taxable earnings and profits of a corporation. For common stockholders, a nontaxable return of capital reduces the cost basis of an investment. It is not taxed until the cost basis of said investment is fully recovered. BGC Partners believes that a portion of its dividends paid to common stockholders in the year ended December 31, 2010 is expected to be treated under U.S. Federal income tax principles as a return of capital to the extent of each stockholder’s basis, and as capital gains to the extent such portion exceeds a stockholder’s basis.

The remaining approximately 82 percent is expected to be treated as a qualified dividend for U.S. Federal income tax purposes. The portion of the common dividend taxable as a dividend for

U.S. Federal income tax purposes will be reported to U.S. recipients of BGC’s dividend on the IRS Forms 1099-DIV and to non-U.S. recipients on IRS Forms 1042-S. These forms will be sent to common stockholders at the end of February, 2011.

The portion of dividends to common stockholders that will be taxable will not impact BGC Partners’ financial results for either GAAP or distributable earnings or the Company’s or its affiliates’ ability to pay distributions to all partnership units and dividend payments to common stockholders.

This information is not intended to be all-inclusive or to render specific professional tax advice

Conference Call

The Company will host a conference call on Thursday, February 17, 2011 10:00 a.m. ET to discuss these results. Investors can access the call and download an accompanying PowerPoint presentation at the “Investor Relations” section of http://www.bgcpartners.com. One must have a Real Media or Windows Media plug-in and headphones or speakers in order to listen to the webcast or its replay. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date - Start Time:	02/17/2011 10:00 AM Eastern Time
U.S. Dial In:	888-680-0890
International Dial In:	617-213-4857
Participant Passcode:	77439899
Pre Registration:	https://www.theconferencingservice.com/prereg/key.process?key=PW8UL74UD

REPLAY:
Available From – To:	02/17/2011 1:00 PM - 02/24/2011
U.S. Dial In:	888-286-8010
International Dial In:	617-801-6888
Passcode:	99505008

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

About BGC Partners, Inc.

BGC Partners is a leading global intermediary to the wholesale financial markets, specializing in the brokering of a broad range of financial products, including fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commodities, futures, structured products and other instruments. BGC Partners also provides a full range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back office services to a broad range of financial and non-financial institutions. BGC Partners’ integrated platform is designed to provide flexibility to customers with regard to price discovery, execution and processing of transactions, and enables them to use voice, hybrid, or, where available, fully electronic brokerage services in connection with transactions executed either OTC or through an exchange.

Through its eSpeed and BGC Trader brands, BGC Partners uses its proprietary, built, and paid for technology to operate multiple buyer, multiple seller real-time electronic marketplaces for the world’s most liquid capital markets. The Company’s pioneering suite of tools provides end-to-end transaction solutions for the purchase and sale of financial products over its global private network or via the Internet. BGC Partners’ neutral platform, reliable network, straight-through processing and superior products make it the trusted source for electronic trading for the world’s largest financial firms. Through its BGCantor Market Data brand, the Company also offers globally distributed and innovative market data and analysis products for numerous financial instruments and markets. BGC Partners’ customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments and investment firms.

BGC’s partnership structure and extensive employee ownership create a distinctive competitive advantage among its peers. Named after fixed income trading innovator B. Gerald Cantor, BGC Partners has offices in 24 cities, located in New York and London, as well as in Aspen, Beijing, Chicago, Copenhagen, Dubai, Garden City, Hong Kong, Istanbul, Johannesburg, Mexico City, Moscow, Nyon, Paris, Rio de Janeiro, São Paulo, Sarasota, Seoul, Singapore, Sydney, Tokyo, Toronto, and West Palm Beach. For more information, visit http://www.bgcpartners.com. The Company’s corporate address is: BGC Partners, Inc., 499 Park Avenue, New York, New York 10022. The media, analysts, and investors can also subscribe to BGC Partners’ investor “Email Alerts” at the “Investor Relations” section of http://www.bgcpartners.com.

Note Regarding Financial Tables and Metrics

An excel file with the Company’s quarterly financial results and metrics from full year 2008 through the fourth quarter of 2010 is accessible at the “Investor Relations” section of http://www.bgcpartners.com. It is also available directly at http://www.bgcpartners.com/ir-news.

Note Regarding Settlement

All trades executed on the eSpeed platform settle for clearing purposes against Cantor Fitzgerald & Co. (“CF&Co.,” “CFC”), an affiliate of the Company. CFC is a member of FINRA (formerly NASD) and the Fixed Income Clearing Corporation, a subsidiary of the Depository Trust & Clearing Corporation. CFC, the Company, and other affiliates participate in U.S. Treasuries as well as other markets by posting quotations for their account and by acting as principal on trades with platform users. Such activity is intended, among other things, to assist CFC, the Company, and their affiliates in managing their proprietary positions (including, but not limited to, those established as a result of combination trades and errors), facilitating transactions, framing markets, adding liquidity, increasing commissions and attracting order flow.

Discussion of Forward-Looking Statements by BGC Partners

Information in this document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements include statements about the outlook and prospects for the Company and for its industry as well as statements about its future financial and operating performance. Such statements are based upon current expectations that involve risks and uncertainties. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied because of a number of risks and uncertainties that include, but are not limited to, the risks and uncertainties identified in BGC Partners’ filings with the U.S. Securities and Exchange Commission. The Company believes that all forward-looking statements are based upon reasonable assumptions when made. However, BGC Partners cautions that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that accordingly you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made and the Company undertakes no obligation to update these statements in light of subsequent events or developments. Please refer to the complete disclaimer with respect to forward looking statements and the risk factors set forth in BGC Partners’ public filings which are incorporated into this document by reference.

Contacts

Americas Media: Florencia Panizza 212-294-7938 fpanizza@bgcpartners.com EMEA & APAC Media: Deborah Spencer + 44 207 894 7961 dspencer@bgcpartners.com	Investors: Jason McGruder 212-829-4988 jmcgruder@bgcpartners.com Chris Walters 212-294-8059 cwalters@bgcpartners.com

###

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION IN ACCORDANCE WITH GAAP

(in thousands, except share and per share data)

	December 31, 2010	December 31, 2009

Assets:
Cash and cash equivalents	$364,104	$469,301
Cash segregated under regulatory requirements	2,398	2,200
Loan receivables from related parties	980	980
Securities owned	11,096	2,553
Marketable securities	4,600	1,510
Securities borrowed	—	—
Receivables from brokers, dealers, clearing organizations, customers and related broker-dealers	493,595	413,980
Accrued commissions receivable, net	132,885	108,495
Loans, forgivable loans and other receivables from employees and partners	151,328	138,113
Fixed assets, net	133,428	132,966
Investments	25,107	23,173
Goodwill	82,853	77,118
Other intangible assets, net	13,603	13,912
Receivables from related parties	4,958	14,459
Other assets	82,697	65,789

Total assets	$1,503,632	$1,464,549

Liabilities, Redeemable Partnership Interest and Equity:
Accrued compensation	$155,538	$143,283
Securities sold, not yet purchased	—	11
Payables to brokers, dealers, clearing organizations, customers and related broker-dealers	448,803	385,345
Payables to related parties	10,262	64,169
Accounts payable, accrued and other liabilities	270,015	256,452
Deferred revenue	4,714	9,805
Notes payable and collateralized borrowings	189,258	167,586

Total liabilities	1,078,590	1,026,651
Redeemable partnership interest	93,186	103,820
Equity
Stockholders’ equity:
Class A common stock, par value $0.01 per share; 500,000 shares authorized; 88,192 and 70,661 shares issued at December 31, 2010 and December 31, 2009, respectively; and 70,256 and 56,124 shares outstanding at December 31, 2010 and December 31, 2009, respectively	881	707
Class B common stock, par value $0.01 per share; 100,000 shares authorized; 25,848 and 26,448 shares issued and outstanding at December 31, 2010 and December 31, 2009, respectively, convertible into Class A common stock	258	264
Additional paid-in capital	366,827	292,881
Contingent Class A common stock	3,171	—
Treasury stock, at cost: 17,936 and 14,537 shares of Class A common stock at December 31, 2010 and December 31, 2009, respectively	(109,627)	(89,756)
Retained deficit	(23,616)	(2,171)
Accumulated other comprehensive loss	(977)	(36)

Total stockholders’ equity	236,917	201,889

Noncontrolling interest in subsidiaries	94,939	132,189

Total equity	331,856	334,078

Total liabilities, redeemable partnership interest, and equity	$1,503,632	$1,464,549

BGC PARTNERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS IN ACCORDANCE WITH GAAP

(in thousands, except per share data)

	Q4	Q4	FY	FY
	2010	2009	2010	2009

Revenues:
Commissions	$206,275	$182,014	$851,089	$693,818
Principal transactions	91,466	91,460	377,581	379,767

Total brokerage revenues	297,741	273,474	1,228,670	1,073,585

Fees from related parties	17,221	15,776	65,996	58,877
Market data	4,869	4,265	18,314	17,953
Software solutions	2,476	1,392	7,804	7,419
Interest income	656	3,049	3,308	7,252
Other revenues	682	1,822	13,960	5,923
Losses on equity investments	(1,890)	(2,945)	(6,940)	(8,687)

Total revenues	321,755	296,833	1,331,112	1,162,322

Expenses:
Compensation and employee benefits	179,600	187,232	838,717	725,139
Allocation of net income to limited partnership units and founding/working partner units	12,320	3,735	23,307	16,731

Total compensation and employee benefits	191,920	190,967	862,024	741,870
Occupancy and equipment	28,982	27,015	113,520	108,014
Fees to related parties	3,017	3,410	13,450	13,882
Professional and consulting fees	14,380	12,709	45,238	34,350
Communications	21,254	18,178	78,249	66,028
Selling and promotion	18,739	15,250	68,066	57,437
Commissions and floor brokerage	5,688	4,702	20,055	16,536
Interest expense	3,777	2,535	14,080	9,920
Other expenses	7,038	8,584	59,515	49,797

Total non-compensation expenses	102,875	92,383	412,173	355,964

Total expenses	294,795	283,350	1,274,197	1,097,834

Income from operations before income taxes	26,960	13,483	56,915	64,488

Provision for income taxes	2,942	6,390	11,543	23,675

Consolidated net income	24,018	7,093	45,372	40,813

Less: Net income attributable to noncontrolling interest in subsidiaries	12,267	5,391	24,210	20,788

Net income available to common stockholders	$11,751	$1,702	$21,162	$20,025

Per share data:
Basic earnings per share
Net income available to common stockholders	$11,751	$1,702	$21,162	$20,025

Basic earnings per share	$0.12	$0.02	$0.24	$0.25

Basic weighted average shares of common stock outstanding	94,454	82,004	88,294	80,350

Fully diluted earnings per share
Net income for fully diluted shares	$31,523	$3,449	$53,756	$50,711

Fully diluted earnings per share	$0.12	$0.02	$0.24	$0.24

Fully diluted weighted average shares of common stock outstanding	255,976	217,692	228,568	211,036

Dividends declared per share of common stock	$0.14	$0.08	$0.48	$0.30

Dividends declared and paid per share of common stock	$0.14	$0.08	$0.48	$0.30

BGC Partners, Inc.

DISTRIBUTABLE EARNINGS AND KEY METRICS

(in thousands, except per share data)

	Q4 2010	Q4 2009	FY 2010	FY 2009
Revenues:
Brokerage revenues:
Rates	$135,919	$125,946	$556,191	$483,221
Credit	70,317	70,388	311,030	331,383
Equities and other asset classes	43,539	38,674	177,601	122,483
Foreign exchange	47,966	38,465	183,848	136,497

Total brokerage revenues	297,741	273,474	1,228,670	1,073,585

Market data and software solutions	7,345	5,657	26,118	25,372
Fees from related parties, interest and other revenues	17,413	20,647	79,825	72,052

Total revenues	322,498	299,778	1,334,614	1,171,009

Expenses:
Compensation and employee benefits (a)	173,499	184,316	749,847	713,307
Other expenses	103,578	92,455	400,768	342,503

Total expenses	277,077	276,771	1,150,615	1,055,811

Pre-tax distributable earnings, before noncontrolling interest in subsidiaries and taxes	45,421	23,006	183,999	115,198

Noncontrolling interest in subsidiaries (b)	685	1,408	2,062	1,383
Provision for income taxes	4,942	6,756	25,763	31,498

Post-tax distributable earnings to fully diluted shareholders	$39,794	$14,842	$156,174	$82,317

Earnings per share:
Fully diluted pre-tax distributable earnings per share (c)	$0.19	$0.11	$0.79	$0.55

Fully diluted post-tax distributable earnings per share (c)	$0.17	$0.07	$0.67	$0.39

Fully diluted weighted average shares of common stock outstanding	255,976	217,692	244,848	211,036

Total Revenues ($)	322,498	299,778	1,334,614	1,171,009

Total Compensation Expense ($) (a)	173,499	184,316	749,847	713,307

Compensation expense as a percent of revenues	53.8%	61.5%	56.2%	60.9%

Non-Compensation expense as a percent of revenues	32.1%	30.8%	30.0%	29.2%

Pre-tax distributable earnings margins (on distributable earnings revenues)	14.1%	7.7%	13.8%	9.8%

Post-tax distributable earnings margins (on distributable earnings revenues)	12.3%	5.0%	11.7%	7.0%

Effective Tax Rate	10.9%	29.4%	14.0%	27.3%

Notes and Assumptions

(a)	- Compensation charges exclude all one-time merger related non-cash compensation, equity grants prior to the merger, allocations of income to founding/working Partners, and dividends paid to restricted stock unit holders.
(b)	- Noncontrolling interest allocation associated with joint ownership of administrative services company.
(c)	- On April 1, 2010 BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015.

The fourth quarter and year-to-date 2010 distributable earnings per share calculations include an additional 21.7 and 16.3 million shares, respectively, but exclude interest expense, net of tax, associated with these notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc.

RECONCILIATION OF GAAP INCOME TO DISTRIBUTABLE EARNINGS

(in thousands except per share data)

	Q4 2010	Q4 2009	FY 2010	FY 2009
GAAP (loss) income from continuing operations before income taxes	$26,960	$13,483	$56,915	$64,488
Allocation of net income to founding/working partners units	4,909	2,202	10,140	11,619
Allocation of net income to limited partnership units	7,411	1,533	13,167	5,112

Pro forma pre-tax operating (loss) income available to fully diluted shareholders	39,280	17,218	80,222	81,219

Pre-tax adjustments:
Compensation expenses related to pre-merger grants of equity or units (a)	946	2,688	523	11,083
Dividend equivalents to RSUs	380	227	1,299	749
Non-cash losses related to equity investments	744	2,945	3,502	8,687
Donations by Partners, re: Charity Day	(0)	37	9,005	10,107
Acquisition Costs not capitalized for GAAP	—	—	1,554	—
Other non-cash, non-dilutive, noneconomic items	(703)	(109)	845	3,354
Granting exchangeability and/or redemption of limited partnership units and founding partner units	4,774	—	45,703	—
One-time and non-recurring GAAP compensation charge for the modification of pre-merger employee contractual arrangements	—	—	41,345	—

Total pre-tax adjustments	6,141	5,789	103,776	33,979

Pre-tax distributable earnings	$45,421	$23,006	$183,999	$115,198

GAAP net (loss) income available to common stockholders	$11,751	$1,702	$21,162	$20,025
Allocation of net income to founding/working partners units	4,909	2,202	10,140	11,619
Allocation of net income to limited partnership units	7,411	1,533	13,167	5,112
Allocation of net income to Cantor’s noncontrolling interest in subsidiaries	11,582	3,983	22,149	19,405

Pro forma net (loss) income for fully diluted shares	$35,653	$9,419	$66,618	$56,160
Total pre-tax adjustments (from above)	6,141	5,789	103,776	33,979
Income tax adjustment to reflect effective tax rate	(2,000)	(366)	(14,220)	(7,823)

Post-tax distributable earnings	$39,794	$14,842	$156,174	$82,317

Pre-tax distributable earnings per share (b)	0.19	0.11	0.79	0.55

Post-tax distributable earnings per share (b)	0.17	0.07	0.67	0.39

Fully diluted weighted average shares of common stock outstanding	255,976	217,692	244,848	211,036

(a)	Compensation expenses related to pre-merger grants of equity or units include: expense for restricted Stock units and REUs granted pre-merger; the activation of founding partner interests; and/or the redemption of partnership units; exchangeability of and/or pre-merger grants of founding partner interests.
(b)	On April 1, 2010 BGC Partners issued $150 million in 8.75 percent Convertible Senior Notes due 2015.

The fourth quarter and year-to-date 2010 distributable earnings per share calculations include an additional 21.7 and 16.3 million shares, respectively, but exclude interest expense, net of tax, associated with these notes.

Note: Certain numbers may not add due to rounding.

BGC Partners, Inc. Quarterly Market Activity Report

The following table provides certain volume and transaction count information on BGC Partner’s eSpeed system for the periods indicated.

					% Change	% Change
	4Q09	4Q10	FY2009	FY2010	4Q10 vs. 4Q09	FY10 vs. FY09
Notional Volume (in $US billions)
Fully Electronic Rates*	8,925	11,796	34,253	45,875	32.2%	33.9%
Fully Electronic Credit & FX**	822	851	1,917	3,192	3.6%	66.5%

Total Fully Electronic Volume	9,747	12,647	36,170	49,066	29.8%	35.7%

HYBRID***
Total Hybrid Volume	27,704	29,450	86,001	121,848	6.3%	41.7%

TOTAL Hybrid & Fully Electronic Volume	37,451	42,097	122,171	170,914	12.4%	39.9%

Transaction Count
Fully Electronic Rates*	3,347,942	4,871,770	12,836,319	17,674,392	45.5%	37.7%
Fully Electronic Credit & FX**	418,636	411,531	921,407	1,510,117	(1.7%)	63.9%

Total Fully Electronic Transactions	3,766,578	5,283,301	13,757,726	19,184,509	40.3%	39.4%

HYBRID
Total Hybrid Transactions	410,045	528,663	1,399,560	2,165,379	28.9%	54.7%

TOTAL Hybrid and Fully Electronic Transactions	4,176,623	5,811,964	15,157,286	21,349,888	39.2%	40.9%

Trading Days	63	64	251	252

*	Defined as U.S. Treasuries, Canadian Sovereigns, European Government Bonds, Repos, Interest Rate Swaps, and Futures.
**	Defined as Foreign Exchange Derivatives, Spot Foreign Exchange, Credit Derivatives, and Corporate Bonds
***	Defined as volume from Hybrid transactions conducted by BGC Brokers using the eSpeed system, exclusive of voice-only transactions

COMPARABLE INDUSTRY VOLUMES:

					% Change	% Change
	4Q09	4Q10	FY2009	FY2010	4Q10 vs. 4Q09	FY10 vs. FY09
Global Interest Rate Futures Volume (1)
CBOT - US Treasury Contracts	112,345,257	143,249,086	398,885,635	576,362,565	27.5%	44.5%
CME - Euro $ Contracts	109,968,650	137,355,017	437,585,193	510,955,113	24.9%	16.8%
EUREX - Bund Contracts	47,362,250	55,444,371	180,735,004	231,484,529	17.1%	28.1%
ELX - US Treasury Contracts	2,796,837	3,177,570	5,008,459	11,851,853	13.6%	136.6%

Fed UST Primary Dealer Volume (in billions) (2)
UST Volume	26,659	35,323	104,376	130,560	32.5%	25.1%
Average Daily UST Volume	423	552	416	518	30.4%	24.7%

CME FX Futures Volume (3)	46,835,106	53,909,048	153,078,295	221,551,655	15.1%	44.7%

CLS FX Avg Daily Values - in millions (4)	3,581,071	4,484,667	3,334,411	4,200,337	25.2%	26.0%
CLS FX Avg Daily Volumes (4)	619,989	787,825	579,650	782,957	27.1%	35.1%

NYSE - Volume (shares traded) - in millions (5)	148,123	132,817	738,120	601,142	(10.3%)	(18.6%)
Transaction Value - in millions	4,046,520	4,104,040	17,562,100	17,852,940	1.4%	1.7%

NASDAQ - Volume (shares traded) - in millions (6)	525,594	474,751	2,461,555	2,135,695	(9.7%)	(13.2%)
Transaction Value - in millions (7)	2,797,426	3,095,702	10,513,074	12,811,199	10.7%	21.9%

Total Industry Equity Option Volume (8)	823,413,830	968,432,795	3,366,967,321	3,610,436,931	17.6%	7.2%

Euronext Equity Derivatives (9)	128,174	122,159	526,171	618,226	(4.7%)	17.5%

TRACE All Bond Dollar Volume (in millions) (10)
TRACE All Bond Volume	1,095,325	1,030,430	4,562,864	4,457,078	(5.9%)	(2.3%)
Average Daily All Bond Dollar Volume	17,114	16,100	18,248	17,634	(5.9%)	(3.4%)

Sources and Notes:

(1)	Futures Industry Association - Monthly Volume Report - (www.cme.com, www.eurexchange.com)
(2)	www.newyorkfed.org/markets/statrel.html - Federal Reserve Bank
(3)	CME Group - www.cmegroup.com/CmeWeb/ftp.wrap/webmthly
(4)	CLS Bank Monthly Report
(5)	NYSE - www.nyse.com
(6)	NASDAQ - www.nasdaqtrader.com
(7)	Includes Transaction Value for NASDAQ listed securities only
(8)	OCC- www.optionsclearing.com
(9)	Euronext - www.euronext.com
(10)	Bloomberg

NOTE: These volume figures have been adjusted for all prior periods to exclude CME and CBOT order routing volumes. These adjustments had no impact on the Company’s total brokerage revenues, revenues related to fully electronic trading, overall revenues, or income for either GAAP or distributable earnings purposes. For an excel version of this metrics page and the preceding distributable earnings tables containing additional historical periods, please see the version of this press release at http://www.bgcpartners.com/ir-news.